Exhibit 4.1

The McGraw-Hill Companies

STANDARD & POOR’S

Frank A. Ciccotto, Jr.	55 Water Street, 45th Floor
Managing Director	New York, New York 10041
Evaluation/Information	Tel 212-438-4417
Securities Evaluation Services	Fax 212-438-7748
frank ciccotto@standardandpoors.com

June 12, 2003

Citigroup Global Markets Inc.

300 1st Stamford Place, 4th Floor

Stamford, Connecticut 06902

JPMorgan Chase Bank

4 Chase MetroTech Center, 3rd Floor

Brooklyn, New York 11245

Re:	Tax Exempt Securities Trust, National Trust 364 (Intermediate/Long Series), National Trust 365, Florida Trust 127, New Jersey Trust 169 and New York Trust 231

Gentlemen:

We have examined Registration Statement File Nos. 333-104840, 333-104841, 333-103522, 333-104199 and 333-105394 for the above-mentioned trusts. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolios are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

/S/ FRANK A. CICCOTTO
FRANK A. CICCOTTO Vice President

FAC/gmh

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